Exhibit 99.1
[COMPANY LOGO]
FOR IMMEDIATE RELEASE
     Elmsford, NY — January 25, 2008 — BioScrip, Inc. (NASDAQ:BIOS), a comprehensive pharmaceutical care solutions company, today announced that on January 24, 2008, it received written notification from the Nasdaq Listing Qualifications Department (“Nasdaq”) that it had violated the shareholder approval requirement set forth in Nasdaq Marketplace Rule 4350(i); the notice also indicated that the Nasdaq staff had determined that the Company has regained compliance with the Rule and, with the issuance of this press release the matter is now closed. The Company violated the above-referenced Rule by delivering to its non-employee directors in May 2007 option agreements for an aggregate of 55,000 shares of Company common stock under a director stock option plan that had expired prior to that date. The Company had previously notified Nasdaq that the option agreements had been erroneously issued, that the options purportedly evidenced by the option agreements were never granted and that, upon discovery of the error, the Company had cancelled the option agreements.
About BioScrip, Inc.
     BioScrip, Inc. (www.bioscrip.com) (Nasdaq: BIOS) is a specialty pharmaceutical health care organization that partners with patients, physicians, health care payors and pharmaceutical manufacturers to provide access to medications and management solutions to optimize outcomes for chronic and other complex health care conditions.
Contact
Stanley G. Rosenbaum
Executive Vice President and
Chief Financial Officer
BioScrip, Inc.
Tel: 952-979-3768
Email: srosenbaum@bioscrip.com